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                                                                    EXHIBIT 10.1


                  AGREEMENT dated the 4th day of December, 2002

























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                            [AMERICAN BIO-FUELS LOGO]



                                                                    EXHIBIT 10.1
William L. "Stretch" Fowler
Joseph P. LaStella
William L. Wason,
DIRECTORS


                                                                  AGREEMENT


This AGREEMENT made this 4th day of December, 2002 by and between AMERICAN BIO-FUELS, LLC, hereinafter referred to as ABF, a Limited Liability Company formed in Nevada, located at 4364 Bonita Road, Suite 106, Bonita, CA 91902 and J-BIRD MUSIC GROUP, LTD, hereinafter referred to as JBMG, a Pennsylvania Corporation, located at 5 River Road, Suite 301, Wilton, Connecticut 06897.

Whereas, ABF has an exclusive license in the USA from BIO-CLEAN FUELS, INC.
(BCF) to construct and operate Biofuel plants under a patent pending Continuous Flow Technology.

Whereas, ABF has the expertise to construct, operate and market Biofuel facilities and products along with being a member of the National Biodiesel Board.

Whereas, ABF has its trademarked GREEN STAR FUELS registered with E.P.A. and is well know in the Biofuel Industry Nationally and Internationally.

Whereas, JBMG is desirous of establishing a Biofuel facility in the State of Connecticut utilizing ABF'S exclusive license from BCF.

NOW THEREFORE, it is agreed that ABF will grant to JBMG an exclusive license for 18 months from the signing of this AGREEMENT to construct a 15,000,000 million gallon Biofuel facility in the State of Connecticut for a 50/50 joint venture on the following terms and conditions:

         1. Upon the signing of this AGREEMENT JBMG will pay $50,000 within 45 days of the signing of this Agreement and issue 500,000 Rule 144 Restricted common shares of JBMG, a public company, to ABF.

         2. Both parties agree to form a Limited Liability Company in Nevada, licensed to do business in Connecticut, with equal memberships interests issued to same. JBMG will have six (6) months from the signing of this AGREEMENT to loan $1,000,000 dollars into LLC. JBMG'S responsibility thereafter is to raise the additional monies for the LLC, within the next twelve (12) months, to finance the construction as outlined in #3 below for its 50% ownership interest in LLC Biofuel Plant in Connecticut. ABF to assist in applying for all permits necessary to build and construct plant issued by Federal and State Regulatory Agencies during this one year exclusive period. If some unforeseen circumstance occurs to delay the issuance of permits to start construction then both parties will mutually agree to extend this one year exclusive period for a reasonable time. This is the only reason for an extension beyond the one year exclusive period.

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3.       Accepted Industry Capital Cost Standards of construction of a Biofuel facility is in the range of $1.00 to $1.25 per installed gallon for a turnkey operational plant. ABF agrees to construct the turnkey operational plant in Connecticut under this AGREEMENT for Forty-five (.45) cents per installed gallon with an added ten percent (10%) reserve for cost over runs agreed upon by JBMG for unforeseen circumstances i.e. weather conditions, availability of equipment or delays caused by Federal or State Regulatory Agencies after construction commences. JBMG will also provide capital requirements to LLC for sufficient land (fee titled or long term lease of at least 10 years with options to extend)), railroad sidings and building to house plant including all utilities to operate. Note: In the event both Parties of this AGREEMENT decide to expand capacity of Biofuel Plant to 50 million gallons then its suggested that the initial facilities i.e. land, building, rail road sidings etc take this into consideration.

4. After completed construction of Biofuel plant, ABF'S responsibilities are to train operators who will report to ABF as well as the marketing of the Biofuel including applying for Federal and State subsidies if available i.e. Commodity Credits or whatever other programs offer.

5. If at the end of this exclusive 18 month period JBMG has raised necessary capital requirements for the LLC to complete initial Biofuel plant then ABF will continue it's exclusivity, to be reviewed biannually for a period up to ten (10) years.

6. If at the end of this exclusive 18 month period JBMG is not successful in raising capital for LLC then ABF will agree to a non-exclusive license to build a smaller Biofuel plant for a license fee of $250,000 per year.

7. The LLC will have three Managers/Directors, they will be Joseph P. LaStella, William L. "Stretch" Fowler and LeeRoy Allen, Jr.

8.       All marketing information will be approved by ABF.

9. The exclusive distribution of the manufactured Biofuel will be in the State of Connecticut and available for other States as long as it does not interfere with licensed ABF in neighboring states.

10. As Bids for large contracts become available in the Eastern Region the LLC will agree to combine it's production with other distributors thus benefiting all distributors on a profitable basis.

This AGREEMENT is binding and governed by the laws of the State of California. Any disputes arising out of this AGREEMENT in the form of lawsuits will result in the losing party being responsible for the payment of all legal fees incurred.

This AGREEMENT shall be binding and shall inure to the benefit of the parties hereto and their respective successors and assigns and may not be assigned by either party without the written consent of the other party.


This AGREEMENT may be executed in several counterparts, including a final AGREEMENT between the parties, each of which shall be deemed an original, all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be duly executed as of the date and year first above written.

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J-BIRD MUSIC GROUP LTD



s/
 -----------------------------
LeeRoy Allen, Jr.
CEO, President


s/
 -----------------------------
Asa L. Fish
Secretary/Treasurer




AMERICAN BIO-FUELS, LLC



s/
 ------------------------------------
Joseph P. LaStella, Director, Manager



s/
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William L. "Stretch" Fowler, Director